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FOR IMMEDIATE RELEASE:                                         APRIL 1, 1998

                     OPTICAL SECURITY GROUP, INC. ANNOUNCES
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                 PLAN TO SELL DIMENSIONAL PRINT OPERATIONS AND
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                        FOCUS ON CORE SECURITY BUSINESS
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Denver, Colorado: Optical Security Group, Inc. (NASDAQ SmallCap Market: OPSC),
today announced that it has adopted a plan to segregate its dimensional printing business (OpSec Creative Technologies, or "OCT") into a separate subsidiary, and to sell, spin off, or otherwise dispose of this business during the next fiscal year. An appropriate reserve for the anticipated net realization of OpSec's investment in OCT will be made in the financial statements for the fiscal year ending March 31, 1998.

In announcing the change, Richard Bard, Chairman and Chief Executive Officer, noted that "this move is intended to further strengthen OpSec's ability to continue the high growth in its security business ("OpSec Security Technologies"). The conflicting demands for resources between the security business and the dimensional print business dictate the need for this plan." He added, "This will enable both OCT and OpSec Security Technologies to continue to take leadership roles in their respective business segments."

OpSec's imaging technology is employed in tamper-evident packaging labels; authenticating labels and tags for consumer product protection; and, protection against counterfeiting of documents of value, checks and cards.

This press release contains forward-looking statements that involve risks and uncertainties which could cause the Company's actual results to differ materially from the results discussed herein. Factors that might cause such a difference include, but are not limited to, changes in demand for the Company's products and services, changes in the level of operating expenses, competitive conditions and product supply. Recipients of this press release are cautioned not to place undue reliance on the forward-looking statements made herein.

OpSec's corporate offices are located in Denver, Colorado.

FOR FURTHER INFORMATION CONTACT:
Catherine M. Gotwalt, Corporate Secretary
Optical Security Group, Inc.
535 Sixteenth Street, Suite 920
Denver, Colorado 80202
(303) 534-4500